EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated September 17, 2007, with respect to the Class A common shares, par value $0.01 per share, of Orient-Express Hotels Ltd. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of September, 2007.

Dated:

September 17, 2007		THE INDIAN HOTELS COMPANY LIMITED

	By:	/s/ Anil P. Goel
Name: Anil P. Goel
Title: Chief Financial Officer

September 17, 2007		SAMSARA PROPERTIES LIMITED

	By:	/s/ Chetan Shah
Name: Chetan Shah
Title: Director